Exhibit 99.1

EARNINGS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Edward P. Williams Interim Principal Financial Officer

MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

April 30, 2015 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended March 31, 2015  of $876,000, or $0.23 per common share.  Net income available to common shareholders was impacted by $909,000 of merger and acquisition expenses incurred in conjunction with the acquisition of Phoenix Bancorp, Inc. (“Phoenix”) on March 1, 2015.  Excluding these charges, and the corresponding tax impact, net income available to common shareholders for the three months ended March 31, 2015 would have been $1,503,000, an increase of 5.5% over the three months ended March 31, 2014.  Mid Penn also reported increases of $176,673,000 in total assets, $152,371,000 in total deposits, and $145,414,000 in total loans over the same period in 2014.  The comparability of the financial condition and results of operations as of and for the three month periods ended March 31, 2015 and 2014, in general, have been impacted by the acquisition of Phoenix.  The recorded amounts of assets purchased and liabilities assumed in the Phoenix acquisition may be adjusted for up to one year subsequent to the acquisition.  Such adjustments, if any, are not expected to be significant.

2015 Financial Highlights
(dollars in thousands, except per share data)

	As of March 31,		Change
	2015	2014	$	%

Total Assets	$895,149	$718,476	$176,673	24.6%

Total Loans	695,153	549,739	145,414	26.5%

Total Deposits	759,046	606,675	152,371	25.1%

	Three Months Ended March 31,		Change
	2015	2014	$	%

Net Interest Income	$7,038	$6,272	$766	12.2%

Net Income Available to Common Shareholders	876	1,424	(548)	-38.5%

Basic Earnings per Common Share	0.23	0.41	(0.18)	-43.9%

Return on Average Equity	6.17%	11.22%	N/A	-45.0%

President’s Statement

I am pleased to announce Mid Penn’s financial results for the three months ended March 31, 2015.  The first quarter net income available to common shareholders was $876,000, a decrease of $548,000, or 38.5%, from the $1,424,000 in the first quarter of 2014.  As noted above, the quarter ended March 31, 2015 was impacted by merger and acquisition expenses in conjunction with the acquisition of Phoenix, which was effective March 1, 2015, along with the operating results of Phoenix subsequent to the acquisition.  We are encouraged by the core financial results to start 2015 and remain focused on quality asset growth, improving the net interest margin, controlling operating expenses, and stabilizing noninterest income as well as fully integrating our five new locations.

As announced in our 8-K dated April 22, 2015, Mid Penn declared a cash dividend of $0.10 per common share based on first quarter earnings.  The dividend is payable May 25, 2015 to shareholders of record as of May 6, 2015.

Income Statement

(dollars in thousands, except per share data)	Three Months Ended March 31,		Change
	2015	2014	$	%

Interest Income	$8,158	$7,380	$778	10.5%

Interest Expense	1,120	1,108	12	1.1%

Provision for Loan and Lease Losses	300	547	(247)	-45.2%

Total Noninterest Income	949	894	55	6.2%

Total Noninterest Expense	6,640	4,738	1,902	40.1%

Net Income Available to Common Shareholders	876	1,424	(548)	-38.5%

Basic Earnings per Common Share	0.23	0.41	(0.18)	-43.9%

Net Interest Income and Net Interest Margin

	Three Months Ended March 31,		Change
	2015	2014	%
Net Interest Margin	3.97%	4.00%	-0.8%
Cost of Funds	0.68%	0.74%	-8.1%
Yield on Earning Assets	4.56%	4.67%	-2.4%

Net interest income increased $766,000, or 12.2%, to $7,038,000 for the quarter ended March 31, 2015 from $6,272,000 during the quarter ended March 31, 2014.  Net interest income increased due to strong loan growth and a lower cost of funds.

For the three months ended March 31, 2015, Mid Penn’s taxable-equivalent net interest margin decreased to 3.97%, versus 4.00% for the three months ended March 31, 2014.  This decline is primarily the result of repricing pressure on earning assets outpacing the corresponding improvement in overall cost of funds.

Noninterest Income

Noninterest income increased $55,000, or 6.2%, during the first quarter of 2015 versus the same period in 2014.  The table below lists the more significant changes in noninterest income for the three months ended March 31, 2015 and 2014.

	Three Months Ended March 31,		Change
(dollars in thousands)	2015	2014	$	%
Income from fiduciary activities	$127	$158	$(31)	-19.6%
Service charges on deposits	150	127	23	18.1%
Net gain on sales of investment securities	177	150	27	18.0%
Mortgage banking income	67	38	29	76.3%
ATM debit card interchange income	155	126	29	23.0%
Merchant services income	50	67	(17)	-25.4%
Net gain on sales of SBA loans	-	51	(51)	-100.0%
Other income	167	126	41	32.5%

Income from fiduciary activities decreased during the three months ended March 31, 2015 versus the same period in 2014 due to the decision to partially defer the earnings stream on current and future product sales into the future periods of the product’s life cycle.    During the three months ended March 31, 2015, Mid Penn saw increased service charges on deposits due to the addition of revenue from Miners Bank (“Miners”).  During the first quarter of 2015, Mid Penn took advantage of opportunities within its investment portfolio to better align the portfolio for a rising interest rate environment thereby increasing realized gains on sales of investments.  Mortgage banking income increased in the three months ended March 31, 2015 over March 31, 2014.  Mortgage activity in the first quarter of 2014 was depressed throughout our market area due to harsh winter weather conditions.  ATM debit card interchange income increased during the first quarter of 2015 versus the comparable period in 2014 due to enhanced activity year over year.  Merchant services income decreased for the three months ended March 31, 2015 versus the same period in 2014.  This variance is the result of increased competition in that business line.  Mid Penn recorded no net gain on sales of Small Business Association (SBA) loans during the current quarter.  Other income increased in the three months ended March 31, 2015 versus the same periods in 2014 due to increased letter of credit fee income and the reimbursement of unclaimed funds from the flexible spending and dental reimbursement Plans from the 2013-2014 plan year.

Noninterest Expense

Noninterest expenses increased $1,902,000, or 40.1%, during the first quarter of 2015, versus the same period in 2014.

The table below lists the more significant changes in noninterest expense for the three months ended March 31, 2015 and 2014.

	Three Months Ended March 31,		Change
(dollars in thousands)	2015	2014	$	%
Salaries and employee benefits	$3,195	$2,548	$647	25.4%
Occupancy expense, net	454	382	72	18.8%
PA bank shares tax expense	115	99	16	16.2%
Legal and professional fees	143	97	46	47.4%
Marketing and advertising expense	88	48	40	83.3%
Computer expense	319	237	82	34.6%
Telephone expense	123	96	27	28.1%
Loss on sale/write-down of foreclosed assets	32	87	(55)	-63.2%
Merger and acquisition expense	909	-	909	NA
Other expenses	638	554	84	15.2%

Salaries and employee benefits increased during the three months ended March 31, 2015 versus the same period in 2014.  The increase during the first quarter of 2015 was driven by the addition of the Miners employees to Mid Penn’s employee pool, an increase in staffing levels due to Mid Penn’s entry into the Lancaster County market, and an increase in lending personnel and support staff to augment the expanding reach of Mid Penn.  Occupancy, PA bank shares tax, marketing and advertising, computer, telephone, and other expenses all saw increases related to the inclusion of the Miners normal operating expenses to Mid Penn’s expense stream during the quarter.  Legal and professional fees increased during the three months ended March 31, 2015 compared to the three months ended March 31, 2014 due to the increase in consultant fees incurred with the implementation of Mid Penn’s mobile banking app and new payroll system in current quarter.  Loss on sale/write-down of foreclosed assets improved during the three months ended March 31, 2015 versus the same periods in 2014.  Activity was confined primarily to the write-down of foreclosed assets as a result of updated appraisals on subject properties within the portfolio and only modest losses on property liquidations during the current quarter.  Merger and acquisition expenses of $909,000 in connection with the acquisition of Phoenix were incurred during the three months ended March 31, 2015.  Management believes that the recognition of expenses in connection with the Phoenix acquisition is substantially complete.

Balance Sheet

Highlights from Mid Penn’s balance sheet growth at March 31, 2015 compared to March 31, 2014 are shown below.

	As of March 31,		Change
(dollars in thousands)	2015	2014	$	%
Total Assets	$895,149	$718,476	$176,673	24.6%
Total Loans	695,153	549,739	145,414	26.5%
Total Deposits	759,046	606,675	152,371	25.1%
Total Core Deposits	691,593	561,418	130,175	23.2%
Total Borrowings	57,101	51,644	5,457	10.6%

The increase in Mid Penn’s total assets during the first quarter of 2015 was impacted by the inclusion of assets and liabilities from Miners on the balance sheet.  Net of that impact, Mid Penn’s legacy portfolio grew 6.3% due to stronger business development efforts contributing $34,707,000 in net new loan growth and Miners adding an additional $110,707,000. Mid Penn’s investment portfolio increased $21,271,000 from March 31, 2014 to March 31, 2015, primarily to provide pledgeable securities in support of deposit gathering efforts in the public funds sector.  On the liabilities side, Miners contributed $123,238,000 in total deposits to Mid Penn’s $152,371,000 in deposit growth from March 31, 2014 to March 31, 2015.  Short-term borrowings decreased $27,923,000 from $28,544,000 at March 31, 2014 to $621,000 at March 31, 2015, while long-term debt increased $33,380,000 from $23,100,000 at March 31, 2014 to $56,480,000 at March 31, 2015.  This increase is due to the addition of $30,000,000 in FHLB Advance borrowings and $3,500,000 in FHLB advances assumed from Miners.  The long-term debt was added as a prudent and planned asset liability management strategy to take advantage of low long-term borrowing rates and to fund loan growth.

Investments

Mid Penn’s total available-for-sale securities portfolio increased $21,271,000 from $121,409,000 at March 31, 2014 to $142,680,000 at March 31, 2015.  Due to the strategic increase in public funds deposits, Mid Penn increased the amount of investments available to collateralize those deposits.  The following table presents the fair value and composition of the portfolio at March 31, 2015 and 2014.

	As of March 31,		Change
(dollars in thousands)	2015	2014	$	%
U.S. Treasury and U.S. government agencies	$27,347	$12,571	$14,776	117.5%
Mortgage-backed U.S. government agencies	37,048	36,117	931	2.6%
State and political subdivision obligations	75,997	71,170	4,827	6.8%
Equity securities	2,288	1,551	737	47.5%
Total Available-for-Sale Securities	$142,680	$121,409	$21,271	17.5%

Loans

Total loans at March 31, 2015 were $695,153,000 compared to $549,739,000 at March 31, 2014, an increase of $145,414,000, or 26.5%.  The following table illustrates the change in the composition of the loan portfolio over the last twelve months.

	As of March 31,		Change
(dollars in thousands)	2015	2014	$	%
Commercial and industrial	$160,254	$106,033	$54,221	51.1%
Commercial real estate	340,647	296,103	44,544	15.0%
Commercial real estate - construction	60,386	46,849	13,537	28.9%
Lease financing	1,016	1,496	(480)	-32.1%
Residential mortgage	97,533	68,321	29,212	42.8%
Home equity	32,110	26,464	5,646	21.3%
Consumer	3,207	4,473	(1,266)	-28.3%
Total Loans	$695,153	$549,739	$145,414	26.5%

As noted in the table above, the main driver in loan growth has been in the commercial loan area, specifically in commercial and industrial, and commercial real estate construction loans.  Mid Penn continues to improve the quality of its commercial loan team over the last five years.  We believe the positive results of this transformation are now evident and position us properly for the future.

Asset Quality

	March 31,
	2015	2014
Non-performing assets/period-end loans & OREO	1.47%	2.29%
Net loan charge-offs/average total loans	0.30%	0.33%
Loan loss reserve/gross loans	0.94%	1.17%
Past due loans, excluding nonaccrual loans/total loans	0.27%	0.54%
Non-performing loan coverage	69.12%	55.61%

Total nonperforming assets at March 31, 2015 amounted to $10,221,000, or 1.47%, of loans and other real estate owned, compared to $12,628,000, or 2.29%, at March 31, 2014.  This improvement has been the result of well-structured workout plans, which have yielded positive results, including improved delinquency.

Mid Penn had net charge-offs of $450,000 during the first three months of 2015, compared to net charge-offs of $441,000 during the same period of 2014.

Following its model for loan and lease loss allowance adequacy, management recorded a $300,000 provision during the first quarter of 2015, compared to a provision of $547,000 during the first quarter of 2014.  The allowance for loan and lease losses as a percentage of total loans was 0.94% at March 31, 2015, compared to 1.17% at March 31, 2014.  This ratio was impacted by the inclusion of the Miners loan portfolio in the calculation due to the elimination of Miners allowance for loan and lease losses in conformity with purchase accounting treatment.  Management believes, based on information currently available, that the allowance for loan and lease losses of $6,566,000 is adequate as of March 31, 2015.

Mid Penn recognizes asset quality as a high priority and continues its efforts to mitigate future losses through capturing and monitoring credit risk within the portfolio, as well as proactively working with its customers.  Furthermore, active monitoring and follow-up will continue on loans previously charged off in order to realize recoveries when borrowers’ conditions have improved.

Deposits

Total deposits increased $152,371,000 from $606,675,000 at March 31, 2014 to $759,046,000 at March 31, 2015.  The change in balances over the past twelve months by account type is as follows:

	As of March 31,		Change
(dollars in thousands)	2015	2014	$	%
Noninterest bearing demand	$94,427	$49,189	$45,238	92.0%
Interest bearing demand	230,204	204,481	25,723	12.6%
Money Market	217,674	193,556	24,118	12.5%
Savings	57,519	30,465	27,054	88.8%
Time	159,222	128,984	30,238	23.4%
Total Deposits	$759,046	$606,675	$152,371	25.1%

Interest bearing and noninterest bearing demand deposit balances increased $70,961,000 to $324,631,000 at March 31, 2015 from $253,670,000 at March 31, 2014.  Deposits from Miners contributed $34,722,000 of this difference, with 90.6% of it in the form of noninterest bearing demand deposits.  The remaining increase was due to the addition of large cash management, non-profit, and government relationship accounts.  Money Market and Savings balances increased a combined $51,172,000 from the first quarter of 2014 to the first quarter of 2015.  Acquired deposits from Miners added $58,887,000 to these deposit categories, offset by a net decline in these categories attributable to Mid Penn’s activities.  Mid Penn has adopted a less aggressive strategy on the retention of Money Market accounts as local competitors have initiated high-priced certificate of deposit specials to attract funds.  Mid Penn has seen approximately $8,189,000 in funds exit its Money Market product in search of these higher yields.  Time deposits increased $30,238,000 between March 31, 2014 and 2015 with Miners accounting for $29,629,000 of the increase.  The remaining $1,372,000 in Mid Penn growth has been modest as less aggressive certificate of deposit rates have allowed non-relationship time deposits to run off and shifted the funding composition towards lower-cost deposits, including public funds.  This strategy, coupled with strong earning assets, has provided positive momentum to net interest income during 2015.

Capital

Shareholders’ equity increased at March 31, 2015 by $17,838,000, or 32.3%, from $55,245,000 at March 31, 2014, primarily due to the issuance of 723,851 shares valued at $11,292,000 in common equity to facilitate the Phoenix acquisition.  The remaining increase in equity is primarily attributable to an increase in retained earnings from the normal operations of Mid Penn.

Mid Penn Bank’s regulatory capital ratios at March 31, 2015 and March 31, 2014 exceed all regulatory (well-capitalized) minimums as noted in the table below.

			Regulatory Guidelines
	March 31,		"Well Capitalized"
	2015	2014	as of March 31, 2015
Leverage Ratio	8.42%	7.69%	5.00%
Common Tier 1 Capital (to Risk Weighted Assets)	10.08%	-	-
Tier 1 Capital (to Risk Weighted Assets)	10.08%	10.15%	6.00%
Total Capital (to Risk Weighted Assets)	11.06%	11.38%	8.00%

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, and similar expressions are intended to identify such forward-looking statements.

Mid Penn’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	the effects of future economic conditions on Mid Penn and its customers;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government;
•	possible impacts of the capital and liquidity requirements imposed by the Basel III standards and other regulatory pronouncements, regulations and rules;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	the effects of economic deterioration and the prolonged economic recovery on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	technological changes;
•	acquisitions and integration of acquired businesses, which may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	results of the regulator examination and supervision process;
•	loss of certain key officers;
•	the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	acts of war or terrorism;
•	our ability to maintain compliance with the exchange rules of the NASDAQ Stock Market, Inc.;
•	our ability to maintain the value and image of our brand and protect our intellectual property rights;
•	disruptions due to flooding, severe weather, or other natural disasters or Acts of God;
•	volatilities in the securities markets; and
•	slow economic conditions.

For a list of other factors which would affect our results, see Mid Penn's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.